EXHIBIT 99.1

Theravance Biopharma to Report First Quarter 2018 Financial Results on May 8, 2018

DUBLIN, IRELAND — May 1, 2018 — Theravance Biopharma, Inc. (NASDAQ: TBPH) (“Theravance Biopharma” or the “Company”) today announced that it will release financial results for the period ended March 31, 2018 and provide a business update after market close on Tuesday, May 8, 2018.

An accompanying conference call will be held at 5:00 pm ET on May 8, 2018.  To participate in the live call by telephone, please dial (855) 296-9648 from the US, or (920) 663-6266 for international callers, using the confirmation code 5379419. Those interested in listening to the conference call live via the internet may do so by visiting Theravance Biopharma’s website at www.theravance.com, under the Investor Relations section, Presentations and Events. Please go to the website 15 minutes prior to the start of the call to register, download, and install any necessary audio software.

A replay of the conference call will be available on Theravance Biopharma’s website for 30 days through June 7, 2018. An audio replay will also be available through 8:00 pm ET on May 15, 2018 by dialing (855) 859-2056 from the US, or (404) 537-3406 for international callers, and then entering confirmation code 5379419.

About Theravance Biopharma

Theravance Biopharma, Inc. (“Theravance Biopharma”) is a diversified biopharmaceutical company with the core purpose of creating medicines that help improve the lives of patients suffering from serious illness.

In our relentless pursuit of this objective, we strive to apply insight and innovation at each stage of our business, including research, development and commercialization, and utilize both internal capabilities and those of partners around the world. Our research efforts are focused in the areas of inflammation and immunology. Our research goal is to design localized medicines that target diseased tissues, without systemic exposure, in order to maximize patient benefit and minimize risk. These efforts leverage years of experience in developing localized medicines for the lungs to treat respiratory disease. The first potential medicine to emerge from our research focus on immunology and localized treatments is an oral, intestinally restricted pan-Janus kinase (JAK) inhibitor, currently in development to treat a range of inflammatory intestinal diseases. Our pipeline of internally discovered product candidates will continue to evolve with the goal of creating transformational medicines to address the significant needs of patients.

In addition, we have an economic interest in future payments that may be made by Glaxo Group or one of its affiliates (GSK) pursuant to its agreements with Innoviva, Inc. relating to certain programs, including Trelegy Ellipta.

For more information, please visit www.theravance.com.

THERAVANCE®, the Cross/Star logo, and VIBATIV® are registered trademarks of the Theravance Biopharma group of companies. Trademarks, trade names or service marks of other companies appearing on this press release are the property of their respective owners.

Contact Information:

Alexander Dobbin

Head of Investor Relations

650-808-4045

investor.relations@theravance.com